                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
[ ]  Definitive Proxy Statement                Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material pursuant to Rule
     14a-11(c) or Rule 14a-12

                         Allied Waste Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transactions applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                         ALLIED WASTE INDUSTRIES, INC.
                  15880 NORTH GREENWAY-HAYDEN LOOP, SUITE 100
                           SCOTTSDALE, ARIZONA 85260

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 26, 1999

     Notice is hereby given that the annual meeting (the "Annual Meeting") of the stockholders of Allied Waste Industries, Inc., a Delaware corporation (the "Company"), will be held at the Company's corporate headquarters (the "Corporate Headquarters"), 15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260, on Wednesday, May 26, 1999 at 9:00 a.m., Mountain Standard time, for the following purposes:

          1. To elect ten directors to hold office until the 2000 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

          2. To approve the issuance of shares of Common Stock of the Company upon the conversion of Series A Senior Convertible Preferred Stock currently intended to be sold by the Company in connection with the pending acquisition of Browning-Ferris Industries, Inc. (Absent stockholder approval, shares of Series B Junior Preferred Stock of the Company will be issuable upon conversion of the Series A Senior Convertible Preferred Stock. Neither the pending acquisition of Browning-Ferris Industries nor the issuance of the Series A Senior Convertible Preferred Stock requires approval by the Company's stockholders.)

          3. To approve an amendment to the 1994 Amended and Restated Non-Employee Director Stock Option Plan (the "Director Plan") to increase the maximum number of shares of Common Stock of the Company which may be subject to outstanding options issued under the Director Plan from 750,000 to 1,150,000.

          4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     A record of the stockholders has been taken as of the close of business on April 28, 1999, and only those stockholders of record on that date will be entitled to notice of and to vote at the Annual Meeting. A list of such stockholders will be available commencing April 30, 1999, and may be inspected prior to the Annual Meeting, during normal business hours at the Corporate Headquarters.

     Your participation in the Company's Annual Meeting is important. To ensure your representation, if you do not expect to be present at the meeting, please sign and date the enclosed proxy and return it promptly in the enclosed postage-prepaid envelope which has been provided for your convenience. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation.

                                          By Order of the Board of Directors,
                                          /s/ Thomas H. Van Weelden

                                          Thomas H. Van Weelden
                                          Chairman of the Board,
                                          President and Chief Executive Officer

April   , 1999

                         ALLIED WASTE INDUSTRIES, INC.
                  15880 NORTH GREENWAY-HAYDEN LOOP, SUITE 100
                           SCOTTSDALE, ARIZONA 85260

                                PROXY STATEMENT

                                   REGARDING

                       THE ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                  MAY 26, 1999
                            ------------------------

     This proxy statement is being mailed to stockholders commencing on or about
[May   ], 1999, in connection with the solicitation by the Board of Directors
(the "Board of Directors" or the "Board") of Allied Waste Industries Inc., a Delaware corporation (the "Company"), of proxies to be voted at the annual meeting of stockholders (the "Annual Meeting") to be held in Scottsdale, Arizona on Wednesday, May 26, 1999, and upon any adjournment thereof, for the purposes set forth in the accompanying notice. Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as the holder of the proxies. Abstentions and broker non-votes will be treated as present at the meeting for purposes of determining a quorum, but will be disregarded in the calculation of a plurality or of total votes cast. Broker non-votes will be treated as not present and not entitled to vote on any matter as to which the broker has indicated that it does not have authority to vote. Any proxy on which no direction is specified will be voted
(1) FOR the ten nominees for director of the Company named herein and in the accompanying proxy (the "Nominees"), (2) FOR the approval of the issuance of shares of Common Stock upon the conversion of the Series A Senior Convertible Preferred Stock intended to be sold by the Company in connection with the pending acquisition of Browning-Ferris Industries, Inc., (3) FOR the approval of the amendment to the 1994 Amended and Restated Non-Employee Director Stock Option Plan (the "Director Plan") to increase the maximum number of shares of Common Stock which may be subject to outstanding options issued under the Director Plan from 750,000 to 1,150,000 shares, and (4) otherwise in accordance with the judgment of the person specified thereon. A stockholder may revoke a proxy by: (1) delivering to the Company written notice of revocation, (2) delivering to the Company a proxy signed on a later date or (3) appearing at the Annual Meeting and voting in person.

     The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, regular employees of the Company may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone. The person designated to vote shares covered by Board of Directors' proxies intends to exercise his judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

                         OUTSTANDING VOTING SECURITIES

     As of April 28, 1999, the record date (the "Record Date") for the determination of stockholders entitled to vote at the Annual Meeting, there were
issued, outstanding and entitled to vote [               ] shares of the common
stock, par value $.01 per share (the "Common Stock"). Delaware law, the Company's Certificate of Incorporation (the "Certificate") and the Company's Bylaws (the "Bylaws") provide that each share of Common Stock entitles the holder to one vote for each of the matters presented at the Annual Meeting.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, ten directors of the Company are to be elected, each director to hold office until his successor is elected and qualified. The Nominees have been nominated by the Board of Directors and have previously served as directors of the Company ("Directors"). If any Nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy or the Board of Directors may be reduced accordingly. The Board of Directors is not aware of any circumstances likely to render any Nominee unavailable.

     The ten Nominees who receive a plurality of votes cast by the holders of the Common Stock represented at the Annual Meeting shall be the duly elected Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL TEN NOMINEES OF THE COMPANY TO THE BOARD OF DIRECTORS

INFORMATION REGARDING THE NOMINEES

     Certain information regarding each of the Nominees is set forth in the following table:

DIRECTOR NAME                                           POSITIONS HELD               AGE    SINCE
-------------                                           --------------               ---    -----
Thomas H. Van Weelden.......................  Chairman of the Board of Directors,    44     1992
                                              President and Chief Executive
                                              Officer
Roger A. Ramsey.............................  Director                               60     1989
Nolan Lehmann...............................  Director                               54     1990
Michael Gross...............................  Director                               37     1997
David B. Kaplan.............................  Director                               31     1997
Antony P. Ressler...........................  Director                               38     1997
Howard A. Lipson............................  Director                               35     1997
Dennis Hendrix..............................  Director                               59     1997
Warren B. Rudman............................  Director                               68     1997
Vincent Tese................................  Director                               56     1997

     For certain information regarding the beneficial ownership of the Common Stock by each of the Nominees, see "Other Information -- Principal Stockholders."

     Thomas H. Van Weelden joined the Company in January 1992 as its Vice President -- Development, and was promoted to President and Chief Operating Officer in December 1992. Mr. Van Weelden was promoted to Chief Executive Officer in July 1997 and was appointed Chairman of the Board of Directors in December 1998. He was first elected a Director in March 1992.

     Roger A. Ramsey has served as a Director since October 1989, Chairman of the Board of Directors from October 1989 through December 1998, and Chief Executive Officer of the Company from October 1989 through July 1997. Mr. Ramsey was employed by the international accounting firm, Arthur Andersen LLP, beginning in 1960. In 1968, Mr. Ramsey co-founded Browning-Ferris Industries, Inc. ("BFI") and served as its Vice President and Chief Financial Officer until 1976. In 1976, Mr. Ramsey formed and became president of Criterion Capital Corporation, a venture capital investment company. He also became chairman and chief executive officer of Criterion Group, Inc., a portfolio company of Criterion Capital, until its sale to Transamerica in 1989. Mr. Ramsey is also a member of the Board of Trustees of Texas Christian University and U.S. Liquids, Inc.

     Nolan Lehmann has served as a Director since October 1990. Since 1983, Mr. Lehmann has served as President and a director of Equus Capital Management Corporation, a registered investment advisor, and Equus II Incorporated ("Equus"), a registered public investment company whose stock is traded on the New York Stock Exchange. Mr. Lehmann also serves as a director of American Residential Services, Inc., Brazos

Sportswear, Inc., Drypers Corporation and Paracelsus Healthcare Corporation. Mr. Lehmann is a certified public accountant.

     Michael Gross has served as a Director since May 1997. Mr. Gross is one of the founding principals of Apollo Advisors, L.P. ("Apollo") which, together with its affiliates, serves as managing general partner of the Apollo investment funds. Mr. Gross is also a director of Alliance Imaging, Inc., Breuners Home Furnishings Corporation, Building One Services Corporation, Converse, Inc., Florsheim Group, Inc., Saks Incorporated and United Rentals, Inc.

     David B. Kaplan has served as a Director since May 1997. Since 1991, Mr. Kaplan has been associated with and is a limited partner of Apollo. Prior to 1991, Mr. Kaplan was a member of the Investment Banking Department of Donaldson, Lufkin & Jenrette Securities Corporation. Mr. Kaplan is also a director of Prandium, Inc. and WMC Finance Co.

     Antony P. Ressler has served as a Director since May 1997. Mr. Ressler is one of the founding principals of Apollo, Ares Management, L.P. (the managing general partner of the Ares Leveraged Investment Funds) and Lion Advisors, L.P., which, together with its affiliates act as financial advisor to and representative for certain institutional investors with respect to securities investments. Mr. Ressler is also a director of Berlitz International, Inc., Prandium, Inc., United International Holdings, Inc., United Pan-Europe Communications, N.V., and Vail Resorts, Inc.

     Howard A. Lipson has served as a Director since May 1997. Mr. Lipson currently serves as senior managing director of the Blackstone Group which he joined in 1988. Prior to joining the Blackstone Group, Mr. Lipson was a member of the Mergers and Acquisition Group of Salomon Brothers Inc. Mr. Lipson is a director of AMF Group, Inc., Ritvik Holdings Inc., Prime Succession Inc., Roses, Inc., Volume Services America, Inc. and is a member of the Advisory Committee of Graham Packaging Company.

     Dennis Hendrix has served as a Director since July 1997. Mr. Hendrix serves as a director of Chase Bank of Texas, Duke Energy Corporation, National Power, PLC, Newfield Exploration Company and Pool Energy Services Company. From November 1990 until April 1997, he served as Chairman of the Board of Directors of PanEnergy Corp. and as PanEnergy's Chief Executive Officer from November 1990 until April 1995. Mr. Hendrix was President and Chief Executive Officer of Texas Eastern Corporation from 1986 to 1989.

     Warren B. Rudman has served as a Director since July 1997. Mr. Rudman has been a partner in the law firm of Paul, Weiss, Rifkind, Wharton and Garrison since 1993. From 1980 until 1992, Mr. Rudman served as a United States Senator from New Hampshire. While in the Senate, Mr. Rudman was Chairman and Vice Chairman of the Ethics Committee and also served on the Appropriations Committee, the Intelligence Committee, the Governmental Affairs Committee and the Permanent Subcommittee on Investigations. He also serves on the board of directors of the Chubb Corporation, Collins & Aikman, Prime Succession, the American Stock Exchange, several funds of the Dreyfus Corporation and the Raytheon Company. Mr. Rudman currently serves as Chairman of the President's Foreign Intelligence Advisory Board and on the board of trustees of Valley Forge Military Academy, the Council on Foreign Relations and the Brookings Institution.

     Vincent Tese has served as a Director since July 1997. Mr. Tese is a member of the board of directors of Bear Stearns & Co., Inc. ("Bear Stearns"), a national investment bank and brokerage company, which he joined in December 1994. Prior to Bear Stearns, he served the government of New York state from 1983 to December 1994 in several positions, including Director of Economic Development, Chairman and Chief Executive Officer of the Urban Development Corporation, and Commissioner of the Department of Economic Development. Mr. Tese has also served as a Commissioner of the Port Authority of New York and New Jersey. In 1976, Mr. Tese co-founded Cross Country Cable, Inc. and has also served as Chairman of Cross Country Wireless, Inc., which was sold to Pacific Telesis in 1995. He currently serves on the board of directors of Bowne & Co., Inc., Cablevision, Inc., and Key Span Energy. In addition, Mr. Tese is a Trustee of New York University School of Law and the New York Presbyterian Hospital.

VOTING AGREEMENTS REGARDING THE ELECTION OF DIRECTORS

     Pursuant to a Shareholders Agreement dated May 15, 1997 (the "Shareholders Agreement") between the Company and certain private securities investment funds affiliated with either: (i) Apollo Advisors II, L.P. on behalf of Apollo Investment Fund III, L.P. or (ii) the Blackstone Group (collectively the "Apollo/Blackstone Investors"), the Company has agreed, until the earlier to occur of the sixth anniversary of the Shareholders Agreement or the date upon which the Apollo/Blackstone Investors own, collectively, less than 20% of the shares (the "Apollo/Blackstone Shares") of Common Stock acquired from TPG Partners, L.P., TPG Parallel I, L.P. and Laidlaw Transportation, Inc., to nominate and support the election to the Board of Directors of certain individuals (the "Shareholder Designees") designated by the Apollo/Blackstone Investors. For so long as the Apollo/Blackstone Investors beneficially own: (i) 75% or more of the Apollo/Blackstone Shares, they shall be entitled to designate four Shareholder Designees; (ii) 50% or more but less than 75% of the Apollo/Blackstone Shares, they shall be entitled to designate three Shareholder Designees; (iii) 25% or more but less than 50% of the Apollo/Blackstone Shares, they shall be entitled to designate two Shareholder Designees; and (iv) 20% or more but less than 25% of the Apollo/Blackstone Shares, they shall be entitled to designate one Shareholder Designee; provided, that if, at any time as a result of the Company's issuance of voting securities, the Apollo/Blackstone Investors beneficially own 9% or less of the total voting power of voting securities then outstanding, the Apollo/Blackstone Investors shall only be entitled to one Shareholder Designee. Messrs. Gross, Kaplan, Ressler and Lipson are the Shareholder Designees designated by the Apollo/Blackstone Investors.

     In the Shareholders Agreement, the Company agreed to: (i) limit the number of executive officers of the Company that serve on the Board of Directors to two; and (ii) nominate persons to the remaining positions on the Board of Directors who are recommended by the Nominating Committee and are not employees, officers or outside counsel of the Company or partners, employees, directors, officers, affiliates or associates of any Apollo/Blackstone Investors (the "Unaffiliated Directors"). Unaffiliated Directors shall be nominated only upon the approval of a majority vote of the Nominating Committee, which shall consist of not more than four Directors, at least two of whom shall be Shareholder Designees, or such lesser number of Shareholder Designees as then serves on the Board of Directors. If the Apollo/Blackstone Investors beneficially own less than 50% of the Apollo/Blackstone Shares, the Nominating Committee shall contain only one member who is a Shareholder Designee.

     In the Shareholders Agreement, each Apollo/Blackstone Investor has agreed that, until the earlier to occur of the seventh anniversary of the Shareholders Agreement or the date upon which the Apollo/ Blackstone Investors own, collectively, voting securities of the Company which represent less than 10% of the total voting power of all voting securities on a fully diluted basis, such Apollo/Blackstone Investor and its affiliates shall vote all voting securities beneficially owned by such persons to elect the individuals nominated to the Board of Directors in accordance with the appropriate provisions of the Shareholders Agreement.

     Certain amendments to the Shareholders Agreement will be effective if shares of Series A Senior Preferred Stock are issued. See "Common Stock Issuance" and "Certain Relationships and Related Transactions."

COMMON STOCK ISSUANCE

     On March 8, 1999, the Company announced that it had entered into a definitive merger agreement under which it will acquire BFI at $45 per BFI common share in cash, subject to the terms and conditions of the agreement. In order to finance this acquisition, the Company has obtained commitments from a bank group led by The Chase Manhattan Bank for $9.5 billion and commitments from a group of investors led by affiliates of the Apollo/Blackstone Investors (the "Apollo/Blackstone Group") to purchase for $1 billion in cash one million shares of a newly created senior convertible preferred stock, Series A Senior Convertible Preferred Stock (the "Senior Convertible Preferred Stock"). The Company has agreed to issue and sell and the Apollo/ Blackstone Group has agreed to purchase Senior Convertible Preferred Stock, subject to certain conditions, including the simultaneous consummation of the acquisition of BFI and the bank financing arranged by the Company for the BFI acquisition.

     The rights of holders of the Senior Convertible Preferred Stock include the right to convert, at the option of the holders, the Senior Convertible Preferred Stock into fractional units of shares of a new series of junior preferred stock or, if approval by the Company's stockholders is received, into shares of Common Stock. In either case, the conversion price would be $18.00 per unit or share, subject to customary anti-dilution adjustments. However, if stockholder approval of the issuance of shares of Common Stock upon conversion of the Senior Convertible Preferred Stock is not received, other terms of the Senior Convertible Preferred Stock, including the dividend rate payable by the Company, will be less favorable to the Company and the holders of shares of Common Stock. These terms are described below. Therefore, the Board of Directors of the Company is asking stockholders to approve the issuance of shares of Common Stock upon conversion, at the holders' option, of shares of Senior Convertible Preferred Stock.

     Stockholders are not being asked to vote upon or approve the pending acquisition of BFI or the issuance and sale of the Senior Convertible Preferred Stock. Neither of these transactions requires approval by stockholders of the Company and the Company's obligations to complete these transactions is not conditioned upon any action by the Company's stockholders. Similarly, the vote of stockholders will not affect the voting power of the securities to be issued to the Apollo/Blackstone Group. The vote by stockholders of the Company only will determine certain terms of the Senior Convertible Preferred Stock. (For example, if stockholder approval is not received within six months after the issuance of the Senior Convertible Preferred Stock, the dividend rate on the Senior Convertible Preferred Stock will increase from 6.5% to 7.5% and will increase further in subsequent six month periods, up to a maximum dividend rate of 12%, until stockholder approval is received. The amount of dividends payable on the Senior Convertible Preferred Stock would be increased to the amount of the dividends payable upon the Common Stock which would be issued had the Senior Convertible Preferred Stock been converted if this amount is greater; however, the Company does not currently pay dividends on its Common Stock and does not currently expect to be able to pay dividends on Common Stock under the terms of its bank agreements.)

     Under Delaware law and the Company's Certificate of Incorporation, the Company is not required to obtain stockholder approval of the issuance of shares of Common Stock upon conversion of the Senior Convertible Preferred Stock. However, the outstanding shares of Common Stock are listed on the New York Stock Exchange, Inc. (the "NYSE") and the shareholder approval policy of the NYSE requires the Company to obtain stockholder approval of the issuance of shares of Common Stock upon conversion of the Senior Convertible Preferred Stock. Specifically, the NYSE requires stockholder approval prior to the issuance of common stock or securities convertible into common stock to a director, officer, or holder of five percent or more of a company's voting or common stock (a "Related Party") or any affiliate of a Related Party or entity in which a Related Party has a substantial interest if the number of shares of common stock to be issued, or into which the securities may be convertible, exceeds one percent (or, in certain cases, five percent) of the common stock or voting stock outstanding before the issuance. Of the one million shares of Senior Convertible Preferred Stock to be sold in connection with the acquisition of BFI, 790,000 of these shares are expected to be sold to parties related to affiliates of the Apollo/Blackstone Investors and, therefore, to Related Parties. These 790,000 shares would have an initial liquidation preference of $790 million and, at a conversion price of $18.00 per share, initially would be convertible at the option of the holders into an aggregate of approximately 43.89 million shares of
Common Stock, representing approximately      % of the Common Stock outstanding
as of the Record Date (before taking into account any shares issuable upon conversion of Senior Convertible Preferred Stock). Issuance of Common Stock or securities convertible into or exercisable for Common Stock in contravention of the NYSE shareholder approval policy would permit the NYSE to seek delisting of the shares of Common Stock. Accordingly, the Company is seeking stockholder approval. If stockholder approval is not obtained, the Senior Convertible Preferred Stock will be issued and become outstanding at the time the acquisition of BFI is consummated, but will not be convertible into shares of Common Stock. Instead, this stock will be convertible into fractional units of a junior preferred stock having rights and terms no worse than those of the Common Stock and, in certain respects, more favorable than the Common Stock. (In addition, stockholder approval will cover any additional shares of Common Stock issuable upon conversion of the Senior Convertible Preferred Stock as a result of any increases in the liquidation preference of such stock).

     210,000 shares of Senior Convertible Preferred Stock will be issued to parties who are not Related Parties or otherwise related to the Apollo/Blackstone Investors, if the acquisition of BFI is consummated. These 210,000 shares initially would be convertible into approximately 11.67 million
shares of Common Stock, representing approximately      % of the Common Stock
outstanding as of the Record Date (before taking into account any shares issuable upon conversion of Senior Convertible Preferred Stock). The shareholder approval policy of the NYSE does not require stockholder approval for the conversion of these 210,000 shares into Common Stock and the Company currently expects that these shares will be issued with the right to convert into Common Stock regardless of whether stockholder approval is received for the issuance of Common Stock upon the conversion of the 790,000 shares of Senior Convertible Preferred Stock expected to be issued to Related Parties or entities affiliated or related to Related Parties. (The ability of the holders of these 210,000 shares to convert such shares into Common Stock may be subject to restrictions set forth in an agreement between such holders and the Apollo/Blackstone Investors).

     The rules and regulations of the NYSE require approval by a majority of the votes cast on the proposal to approve the issuance of Common Stock upon the conversion of the Senior Convertible Preferred Stock by holders of shares of Common Stock, provided that the total vote cast on the proposal represents over 50% of all shares of Common Stock outstanding as of the Record Date. (This stockholder approval is sometimes referred to as the "Common Stock Conversion Stockholder Approval.") The Apollo/Blackstone Investors and their affiliates
have agreed to vote the        shares of Common Stock they own, representing
approximately      % of the Common Stock outstanding on the Record Date, in
favor of this proposal.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF THE SENIOR CONVERTIBLE PREFERRED STOCK

     As explained under "Reasons for the Board's Recommendation," the Board (with the Shareholder Designees abstaining) is unanimously recommending that stockholders approve the issuance of shares of Common Stock upon the conversion of the Senior Convertible Preferred Stock, at the option of the holders, because the Board (with the Shareholder Designees abstaining) believes that the terms of the Senior Convertible Preferred Stock will be clearly more advantageous to the Company and the holders of Common Stock if stockholders approve this issuance.

     For example, the terms of the Senior Convertible Preferred Stock provide that the minimum dividend rate on the stock will increase from 6.5% by at least 1 percentage point after each six month period following the issuance of the Senior Convertible Preferred Stock if stockholder approval for the issuance of Common Stock upon conversion is not received by the end of such six-month period (unless the Common Equivalent Dividend Amount, as defined herein, is greater, in which case, that greater dividend will be the applicable rate). On the other hand, if stockholder approval is received then the dividend rate on the Senior Convertible Preferred Stock shall be 6.5% of the liquidation preference or the Common Equivalent Dividend Amount, whichever is greater, without any increase until the tenth anniversary of the issuance of the Senior Convertible Preferred Stock. A 6.5% dividend rate on the Senior Convertible Preferred Stock is preferable for the Company and holders of Common Stock compared to dividends on the Senior Convertible Preferred Stock at a higher rate, whether 7.5% or greater. In addition, certain other terms of the Senior Convertible Preferred Stock are more advantageous to the Company if stockholder approval is obtained. These terms are described below under "Reasons for the Board's Recommendation."

BACKGROUND

     In connection with its entering into a definitive agreement to acquire BFI, the Company also entered into certain agreements relating to the financing of the acquisition. Among these agreements was an agreement (the "Equity Commitment Letter") with the Apollo/Blackstone Group which, subject to certain conditions, would require the Company to issue and sell, and the Apollo/Blackstone Group to purchase, one million shares of Senior Convertible Preferred Stock for an aggregate cash purchase price of $1 billion. Among the conditions to the purchase and sale of the Senior Convertible Preferred Stock are the simultaneous consummation of the acquisition of BFI and the bank financing arranged by the Company for the BFI acquisition, the completion of definitive documentation, and other customary conditions.

     The Equity Commitment resulted from negotiations between representatives of the Apollo/Blackstone Group, on the one hand, and members of the Board without a relationship or financial interest in the Apollo/Blackstone Group ("Disinterested Directors") and the advisors and representatives of the Disinterested Directors, on the other hand. The Disinterested Directors were advised by independent legal and financial advisors. In connection with their approval of the Equity Commitment Letter on March 7, 1999, the Disinterested Directors were fully aware of the material facts relating to the interests of the designees of the Apollo/Blackstone Investors on the Board of Directors in the transactions contemplated by the Equity Commitment Letter, the Equity Commitment Letter was separately discussed and approved by the Disinterested Directors, and the Disinterested Directors concluded that the transactions contemplated by the Equity Commitment Letter were fair to the Company as of March 7, 1999. (In connection with their deliberations, the Disinterested Directors received an opinion to the effect that the sale of the Senior Convertible Preferred Stock was fair from a financial point of view to the Company from its independent financial advisor.)

     Stockholders are not being asked to vote upon the sale of the Senior Convertible Preferred Stock by the Company pursuant to the Equity Commitment Letter.

     A summary of the terms of the Senior Convertible Preferred Stock follows:

          The shares of Senior Convertible Preferred Stock will have a par value of $.10 per share; have a preference with respect to dividend payments or distributions upon the voluntary or involuntary liquidation of the Company senior, prior and superior to all other shares of capital stock of the Company, including, but not limited to, shares of Common Stock, Junior Preferred Stock (as defined below) or any other series of preferred stock of the Company; pay cumulative dividends quarterly at an annual rate of the greater of (A) the dividends payable on the shares of Common Stock issued upon the assumed conversion of the Senior Convertible Preferred Stock (the "Common Equivalent Dividend Amount") or (B) 6.5% of the sum of the liquidation preference of the shares plus accrued but unpaid dividends for prior quarters (provided, however, that unless the Common Stock Conversion Stockholder Approval is obtained within six months after the issuance of the Senior Convertible Preferred Stock, then the dividend rate on the Senior Convertible Preferred Stock will increase by 1% per annum for each six month period until such stockholder approval is obtained, up to a maximum rate of 12% per annum, and provided, further, that in any event, the rate for dividends accruing after the fifth anniversary of the issuance of the Senior Convertible Preferred Stock which are not paid in cash and dividends accruing after the tenth anniversary of the issuance of the Senior Convertible Preferred Stock, will be 12% per annum; have an initial liquidation preference of $1,000 per share, which liquidation preference shall be increased by accrued and unpaid dividends, as described above; shall have the right to receive upon any liquidation, dissolution or other winding-up of the Company, before any distribution or payment shall be made to holders of any other classes of stock, the holders of shares of Senior Convertible Preferred Stock shall be paid the greater of (a) the liquidation preference, plus dividends accrued thereon with respect to the period from the most recent dividend payment date through and including the date of determination, and (b) the amount that would be payable to holders of Senior Convertible Preferred Stock if such holders had converted all outstanding shares of Senior Convertible Preferred Stock into shares of Common Stock immediately prior to such liquidation, dissolution or other winding-up; in addition to any voting rights provided by law, have the number of votes equal to the number of shares of Common Stock (or Junior Preferred Stock) issuable upon conversion of such shares, vote on all matters submitted to stockholders, vote together with all such stockholders as one class, vote as a separate class with respect to amendments to the Restated Certificate of Incorporation of the Company that adversely affect the rights of the Senior Convertible Preferred Stock and for the election of the number of directors that the Apollo/Blackstone Investors are then entitled to elect under the terms of the Shareholders Agreement, as amended; may be redeemed in whole but not in part by the Company, if the Common Stock Conversion Stockholder Approval has been received prior thereto, at any time on or after the fifth anniversary of the initial issuance of the Senior Convertible Preferred Stock (and, on or after the third anniversary of such issuance, if the average closing price of the Common Stock for the thirty consecutive trading days preceding the redemption exceeds 150% of the conversion price then in effect upon at least 30 days notice); and at the holder's option may be sold back to the Company at 101% of liquidation preference plus accrued but unpaid dividends following a change of control of the Company.

          In addition, the shares of Senior Convertible Preferred Stock will have certain conversion rights. If the Common Stock Conversion Stockholder Approval is obtained, the Senior Convertible Preferred Stock will be convertible at the option of the holders into the number of shares of Common Stock obtained by dividing the liquidation preference plus accrued but unpaid dividends by $18.00. Until the Common Stock Conversion Stockholder Approval is obtained, shares of Senior Convertible Preferred Stock will be convertible at the option of the holders into the number of units ("Units") of one ten-thousandth of a share of a newly created series of junior preferred stock, Series B Junior Preferred Stock (the "Junior Preferred Stock") obtained by dividing the liquidation preference plus accrued but unpaid dividends by $18.00, subject to customary anti-dilutive adjustments. (Each Unit of Junior Preferred Stock will have a par value of $.10 per Unit, have a preference upon liquidation of the Company of $1.00 per Unit plus accrued but unpaid dividends over all shares of capital stock of the Company junior to shares of Junior Preferred, including shares of Common Stock, and, once holders of shares of Common Stock have received the equivalent of $1.00 per share, Units of Junior Preferred shall receive the same distributions made in respect of shares of Common Stock; have one vote per Unit (subject to adjustment for changes in the Common Stock) and vote with shares of Common Stock as one class except that such Units will vote separately as a class on amendments to the Company's Restated Certificate of Incorporation that adversely affect the rights of such shares); will be junior in respect of preferences of any other series of preferred stock of the Company; will be entitled to receive dividends and distributions in the same amount as declared on Common Stock, but shall have a claim prior to the Common Stock on such distributions; may not be redeemed; subject to the receipt of any necessary stockholder approval, be convertible into shares of Common Stock on a one Unit-for-one Share basis; and, in the event of a sale or merger of the Company in which shares of Common Stock are exchanged for cash, stock or property, shall represent the right to receive the same per share consideration as the Common Stock.) The conversion rights of the Senior Convertible Preferred Stock and the Junior Preferred Stock will contain customary antidilution provisions.

     The Equity Commitment Letter and a related agreement also provide for the grant to the Apollo/Blackstone Group of certain registration rights in respect of Common Stock, Senior Convertible Preferred Stock, and Junior Preferred Stock in addition to the rights they currently have, effective upon completion of the sale of the Senior Convertible Preferred Stock. In addition, upon completion of the sale of the Senior Convertible Preferred Stock, certain amendments to the Shareholders Agreement will become effective. Among other things, these amendments provide that, upon issuance of the Senior Convertible Preferred Stock, the Apollo/Blackstone Group shall be entitled to designate five directors on the Company's Board of Directors out of a maximum of 13 directors (as compared to the current four designees out of a maximum of 11 directors), subject to decrease if the Apollo/Blackstone Investors decrease their stock ownership by specified percentages or if their ownership is diluted below certain levels by the Company (the Apollo/Blackstone Investors shall lose the right to elect one director for each reduction of 20% of the number of shares they own and if issuances by the Company reduce their ownership to less than 9% of the voting power then they will be entitled to no more than three board designees); and the voting and standstill provisions of the Shareholders Agreement shall apply to the Senior Convertible Preferred Stock and any shares of Common Stock and Junior Preferred Stock issued upon conversion of the Senior Convertible Preferred Stock and shall be extended to last until ten years after the issuance of the Senior Convertible Preferred Stock (subject to earlier termination under certain circumstances set forth in the current terms of the Shareholders Agreement).

REASONS FOR THE BOARD'S RECOMMENDATION

     The Board (with the Shareholder Designees abstaining) recommends that stockholders vote to approve the issuance of Common Stock upon conversion of the Senior Convertible Preferred Stock.

     The Board's recommendation is based primarily on the Board's (with the Shareholder Designees abstaining) strong belief that it is clearly more advantageous to the Company and holders of shares of Common Stock to ensure that the dividend rate on the Senior Convertible Preferred Stock be fixed at 6.5% (assuming the Common Equivalent Dividend Amount would yield a lesser amount) for at least the first five years following issuance rather than the higher dividend rates payable if Common Stock Conversion Common Stockholder Approval is not obtained. In addition, certain other terms of the Senior Convertible Preferred Stock will be more advantageous to the Company and the holders of Common Stock if stockholder approval is obtained. Specifically, the Company will not be able to redeem the Senior Convertible Preferred Stock if stockholder approval has not been obtained. Moreover, the Disinterested Directors believe that the issuance of Common Stock instead of Junior Preferred Stock is in the best interests of the holders of Common Stock. The Disinterested Directors felt so strongly about its conclusions that it required the parties who will purchase the Senior Convertible Preferred Stock to commit to vote their shares of Common Stock and, if issued, Senior Convertible Preferred Stock in favor of this proposal at any meeting of stockholders at which the proposal is presented. If Common Stock Conversion Common Stockholder Approval is not obtained at the Annual Meeting, it is the intention of the Company to resubmit the proposal at other meetings of stockholders until Common Stock Conversion Common Stockholder Approval is obtained.

     The reason it is in the interests of the holders of Common Stock to pay a lower dividend on the Senior Convertible Preferred Stock is as follows. A comparison of two shares of Senior Convertible Preferred Stock identical in all respects except, in addition to "as if converted dividends" that one share was entitled to dividends at a rate of 6.5% of liquidation preference and the other was entitled to dividends at a rate of 7.5%, subject to increases of 1 percentage point every six months up to a maximum of 12%, the issuance of the share with the lower dividend rate would be more attractive economically to the issuer and the holders of its common stock. Therefore, if dividends are not paid in cash, a lower dividend rate also will result in a lower amount of aggregate subsequent dividends and less dilution to existing holders of Common Stock if the Senior Convertible Preferred Stock is converted. On the other hand, if dividends on the Senior Convertible Preferred Stock are paid in cash, a lower dividend rate will result in greater cash available to the Company than a higher dividend rate. In either case, a lower dividend rate is in the interests of the holders of Common Stock. (Whether the Senior Convertible Preferred Stock will be converted will depend upon a number of factors, including the relationship between the market price of shares of Common Stock and the conversion price of the Senior Convertible Preferred Stock.)

     Until the Common Stock Conversion Stockholder Approval is obtained, shares of Senior Convertible Preferred Stock, may not be redeemed. However, if such stockholder approval is obtained, all, but not less than all, of the Senior Convertible Preferred Stock may be redeemed at the Company's option after the fifth anniversary (and, in certain circumstances, after the third anniversary) of the issuance of the stock. (The ability of the Company to redeem stock or to pay cash dividends on capital stock will be subject to restrictions in the agreements with the Company's banks as well as in the terms of the Company's other indebtedness.) The flexibility to redeem the Senior Convertible Preferred Stock at such future times may permit the Company to refinance such stock at more favorable terms if market conditions at such time are different or to force the conversion of such stock (if the conversion price of the Senior Convertible Preferred Stock is less than the then market price of the Common Stock) and thereby avoid paying dividends at a rate in excess of that then being paid on shares of Common Stock. Either of these actions would benefit the Company and the holders of Common Stock.

     The Board's recommendation (with the Shareholder Designees abstaining) is further supported by the Board's belief (with the Shareholder Designees abstaining) that the terms of the Junior Preferred Stock issuable upon conversion of the Senior Convertible Preferred Stock, if stockholder approval is not obtained, are at least as attractive to a holder of such stock as the rights of a holder of shares of Common Stock and may be viewed as more attractive to its holder in certain circumstances than the Common Stock. Each Unit of the Junior Preferred Stock will have the same voting and dividend rights as Common Stock, would receive the same per share consideration if the Company is sold, and will have a liquidation preference senior to the Common Stock. Consequently, the Board believes holders of Common Stock may be better off and, in any event, no worse off if Common Stock is issued instead of Junior Preferred Stock. (The Board recognizes that the Junior Preferred Stock may be less liquid to its holder than shares of Common Stock because it is not listed on the NYSE and has no other existing trading market; however, this possible difference is not likely to produce a benefit for holders of Common Stock.)

     Therefore, the Board believes that stockholders have the opportunity to favorably change the Company's obligation under the Senior Convertible Preferred Stock by fixing the dividend rate at the minimum level of 6.5%, retaining the flexibility to redeem the Senior Convertible Preferred Stock when otherwise permitted to do so, and changing the equity security issuable upon exercise to Common Stock which, in the Board's view, is no less favorable and, perhaps, more favorable to the holders of Common Stock than would be the case if stockholder approval is not obtained.

AMENDMENT TO NON-EMPLOYEE DIRECTOR OPTION PLAN

     In 1994, the Board adopted the 1994 Amended and Restated Non-Employee Director Stock Option Plan and the Director Plan was approved by the Company's stockholders at the Annual Meeting of Stockholders held on May 23, 1994.

     The Director Plan currently provides that the maximum number of shares of Common Stock which may at any time be subject to options issued under the
Director Plan is 750,000 shares. As of [April]   , 1999, only approximately
               shares remain available for grants under the Director Plan. The proposed amendment to the Director Plan will increase the maximum number of shares which may be subject to options issued under the Director Plan to 1,150,000. No other terms of the Director Plan will be affected by the proposed amendment.

     The proposed amendment is intended to assure that the Company will have a sufficient number of shares of Common Stock to provide existing non-employee directors and any new non-employee directors with the option grants and stock issuances contemplated by the existing option grant and cash fee conversion provisions of the Director Plan.

     The Board believes that the approval of the proposed amendment to the Director Plan is necessary to assure the effectiveness of the Plan and, thereby, to continue to attract and retain qualified non-employee directors. The Board believes that the Director Plan permits the Company to offer attractive equity and cash compensation packages to non-employee directors comparable to compensation packages offered by other competitive and growing companies in the industry. The Board believes that emphasizing equity-based compensation for non-employee directors serves the Company's interests by increasing the proprietary interest of such non-employee directors in the success of the Company.

     The Director Plan entitled directors in office on February 28, 1994 who were not employees of the Company or any of its subsidiaries during their time of service ("Existing Directors") to an initial grant of an option to purchase 12,500 shares as of February 28, 1994. At the time of adoption of the Director Plan there were two Existing Directors. The Director Plan also entitled each director elected after February 28, 1994 who is neither (i) an employee of the Company or any of its subsidiaries nor (ii) appointed or elected to the Board in connection with or as a result of the completion of a financing or acquisition transaction in which the appointment or election of such person is a condition of or to the obligation of any party to complete the transaction (a "New Director"), to receive an option to purchase up to 25,000 shares of Common Stock (together, the Existing Directors and the New Directors are sometimes referred to herein as the "Eligible Directors"). Further, the Director Plan also entitles each Eligible Director to receive an option to purchase 10,000 shares on each date he is reelected to serve as a member of the Board (beginning with those directors reelected at the Company's 1995 annual meeting of stockholders). Only non-qualified stock options ("NQOs") may be granted under the Director Plan.

     As of [April]   , 1999, there were nine Eligible Directors. In addition, it is currently expected that the size of the Board will be increased, at or shortly after the time of the acquisition of BFI by the Company, from the current ten directors to thirteen directors in connection with the sale of the Senior Convertible Preferred Stock to the Apollo/Blackstone Group. Of the three non-employee directors expected to be added to the Board, two directors are anticipated to be New Directors eligible for grants under the Director Plan. (The one additional director to be appointed by the Apollo/Blackstone Group under the terms of an amended Shareholders Agreement would be appointed as part of a financing transaction and, therefore, would not qualify as New Director. See "Common Stock Issuance" and "Certain Relationships and Related Transactions". At the current time the identity of the three new directors has not been determined.) Upon election to the Board, each of the two New Directors would be entitled to receive the annual grant made to each Eligible Director of an option to purchase 10,000 shares of Common Stock.

     The Company provides cash compensation to its Eligible Directors consisting of (i) a quarterly cash fee of $3,000, (ii) a cash fee of $1,000 for each regular or special Board meeting attended and (iii) a cash fee of $500 for each meeting of any committee of the Board attended (as such fees are set by the Company from time to time, the "Cash Fee Awards"). Under the Director Plan, each Eligible Director may elect, on the date of each annual meeting of the stockholders, to have his Cash Fee Awards for the next succeeding year paid to him in shares of common stock in lieu of cash (the "Conversion Election"). If an Eligible Director makes a Conversion Election for a given year, he receives that number of shares of common stock equal to dividing a Cash Fee Award by the fair market value of a share of common stock on the last day of the calendar quarter in which the Cash Fee Award is paid.

     The Director Plan is administered by the Compensation Committee (the "Committee") of the Board. The Committee has no discretion as to the selection of the non-employee directors to whom NQOs are to be granted or Cash Fee Awards paid, the number of shares subject to any NQO granted, the exercise price of any NQO granted or the ten-year maximum term of any NQO granted thereunder. The Committee has the authority to interpret and construe any provision of the Director Plan and to adopt such rules and regulations for administering the Director Plan as it deems necessary. All decisions and determinations of the Committee are final and binding on all parties. The Company indemnifies each member of the Committee against any cost, expenses or liability arising out of any action, omission or determination relating to the Director Plan, unless such action, omission or determination was taken or made in bad faith and without reasonable belief that it was in the best interest of the Company.

     The Board may at any time amend the Director Plan in any respect; provided, that without the approval of the Company's stockholders, no amendment may (i) materially increase the benefits accruing to Eligible Directors, (ii) materially increase the number of shares of common stock that may be issued under the Director Plan or (iii) materially modify the requirements as to eligibility for participation in the Director Plan.

     The Director Plan provides for an adjustment in the number of shares of common stock available to be issued under the Director Plan and the number of shares subject to NQOs on a change in the capitalization of the Company, a stock dividend or split, a merger or combination of shares and certain other similar extraordinary corporate transactions. The Director Plan also provides for the termination of NQOs on the occurrence of certain corporate events (and either the substitution of new options or the payment of the cash value of the options).

     The Director Plan provides that, at the election of an Eligible Director, an unrelated broker-dealer acting on behalf of the Eligible Director may exercise NQOs granted to the Eligible Director and immediately sell the shares acquired on account of the exercise to raise funds to pay the exercise price of the NQO and the amount of any withholding tax which may be due on account of the exercise.

     The Director Plan provides that no option may be granted under the Plan on or after February 28, 2004.

     A summary of the most significant features of the NQOs and the tax consequences to recipients thereof, follows.

     Non-Qualified Stock Options. The exercise price of each NQO granted under the Director Plan is the fair market value (as defined) of a share of Common Stock of the Company on the date on which such NQO is granted. Each NQO is exercisable for a period not to exceed ten years. For each NQO, the Committee will establish the time or period of time in which the NQO will vest. The exercise price shall be paid in cash, certified check, bank draft or postal or express money order.

     Except in the event of the death of an Eligible Director, NQOs are exercisable only while an Eligible Director is a member of the Board of Directors or within three months after he has ceased to be a director (to the extent that the NQOs were exercisable on the date he ceased to be a director). In the event of the death of an Eligible Director, NQOs are exercisable within six months after such death to the extent that such NQOs were exercisable on the date of death. NQOs are not transferable other than by will or by the laws of descent and distribution.

     An Eligible Director will not recognize any income for federal tax purposes at the time an NQO is granted, nor will the Company be entitled to a deduction at that time. However, when any part of an NQO is exercised, the Eligible Director will recognize ordinary income in an amount equal to the difference between the fair market value of the shares received and the exercise price of the NQO, and the Company will generally recognize a tax deduction in the same amount.

     VOTE REQUIRED FOR APPROVAL. Approval of the amendment to the Director Plan requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. The Apollo/Blackstone Investors and the directors and executive officers of the Company currently intend to vote the shares of Common
Stock they own, representing approximately      % of the Common Stock
outstanding on the Record Date, in favor of this proposal.

     If approved by the stockholders of the Company, the amendment to the Director Plan will become effective immediately.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 1994 AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.

ACTIVITY, STRUCTURE, AND COMPENSATION OF THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES

     The Company's operations are managed under the broad supervision of the Board, which has responsibility for the establishment and implementation of the Company's general operating philosophy, objectives, goals and policies. During 1998, the Board convened on four regularly scheduled and four specially scheduled occasions, and each Director, attended at least 75% of the meetings held by the Board and any committees on which he served during the time he has served as a Director.

     Employee Directors do not receive additional compensation for service on the Board of Directors or its committees. The Company currently pays each non-employee Director a cash fee of $3,000 at the end of each calendar quarter of service, $1,000 for each regular and special meeting of the Board of Directors attended and $500 for each meeting of any committee of the Board of Directors attended plus travel expenses if appropriate. Under the 1994 Amended and Restated Non-Employee Director Stock Option Plan (the "Director Plan"), pursuant to an annual election by the Director, these cash fees may be converted into shares of Common Stock at the market price (as defined in the Director
Plan) on the last day of the quarter in which the fees are paid.

     The Director Plan entitles each Director who is not an employee of the Company to receive an option to purchase 25,000 shares of Common Stock on his initial election to the Board. Further, the Director Plan also entitles each non-employee Director to receive an option to purchase 10,000 shares on each date he is re-elected. Employee Directors are eligible to participate in the Company's 1991, 1993 and 1994 Incentive Stock Plans (collectively, the "Incentive Plans"). See "Other Information -- Management Development and Compensation Committee Report."

     The Board currently has four standing committees, which, pursuant to delegated authority, perform various duties on behalf of and report to the
Board: (i) the Executive Committee, (ii) the Management Development and Compensation Committee (the "Compensation Committee"), (iii) the Audit Committee and (iv) the Nominating Committee. The Executive Committee is authorized to exercise, to the extent permitted by law, the power of the full Board of Directors when a meeting of the full Board of Directors is not practicable or necessary. The current members of the Executive Committee are Messrs. Van Weelden, Ramsey, Kaplan and Ressler. The Executive Committee convened on three occasions in 1998 and acted by unanimous consent on several other occasions. The Compensation Committee sets the compensation for the officers of the Company and administers the Company's compensation plans. The current members of the Compensation Committee are Messrs. Lehmann, Lipson and Ressler. During 1998, the Compensation Committee convened on four occasions. The Audit Committee reviews with the auditors the scope of and matters pertaining to the audit of the Company's financial statements. The current members of the Audit Committee are Messrs. Lehmann, Lipson and Hendrix. The Audit Committee met on six occasions during 1998. The Nominating Committee evaluates and recommends nominees for Director to the Board of Directors. The current members of the Nominating Committee are Messrs. Van Weelden, Ramsey, Lipson and Ressler. The Nominating Committee, met on one occasion during 1998.

                               OTHER INFORMATION

PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information, derived from filings with the Securities and Exchange Commission and other public information, regarding the beneficial ownership of the Common Stock at April 6, 1999 by: (i) each person who is known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) each of the current Directors, and the executive officers named in the Summary Compensation Table (see "Executive Compensation"), and (iii) all current Directors and executive officers as a group. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the stock listed.

                                                              SHARES BENEFICIALLY OWNED
                                                              --------------------------
NAME OF PERSON OR IDENTITY OF GROUP(1)                          NUMBER       PERCENTAGE
--------------------------------------                        -----------    -----------
Thomas H. Van Weelden.......................................   1,859,991(2)      1.0%
Roger A. Ramsey.............................................   1,319,609(3)         *
Apollo Investment Fund III, L.P.
Apollo Overseas Partners III, L.P.
Apollo (UK) Partners III, L.P.
  c/o Apollo Advisors, II, L.P.(4)..........................  17,119,579(4)      9.1%
  Two Manhattanville Road
  Purchase, New York 10577
Blackstone Capital Partners II Merchant Banking Fund L.P.
Blackstone Offshore Capital Partners II L.P.
Blackstone Family Investment Partnership II L.P.
  c/o Blackstone Management Associates II L.L.C.(5).........   9,231,868(5)      4.9%
  345 Park Avenue
  New York, New York 10154
Steven M. Helm..............................................     119,913(6)         *
Larry D. Henk...............................................     363,401(7)         *
Henry L. Hirvela............................................     201,667(8)         *
Donald W. Slager............................................      93,480(9)         *
Michael Gross...............................................  17,155,910(10)     9.1%
David B. Kaplan.............................................  17,156,367(10)     9.1%
Antony P. Ressler...........................................  17,156,352(10)     9.1%
Nolan Lehmann...............................................   1,078,795(11)        *
Howard A. Lipson............................................   9,266,868(12)     4.9%
Dennis Hendrix..............................................      41,445(13)        *
Warren B. Rudman............................................      36,236(13)        *
Vincent Tese................................................      26,238(13)        *
All Directors and executive officers as a group(16            31,814,751        14.6%
  persons)(2)-(3),(6)-(14)..................................

---------------
  *  Does not exceed one percent.

 (1) Unless otherwise indicated, the address of each person or group listed above is 15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260.

 (2) Includes 979,972 shares of Common Stock that may be acquired on the exercise of options.

 (3) Includes 987,472 shares of Common Stock that may be acquired on the exercise of options.

 (4) Apollo Advisors II, L.P. ("Apollo Advisors") serves as general partner for each of Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P. and Apollo (UK) Partners III, L.P. (collectively, the "Apollo Investors"), which directly own 15,609,142, 932,982 and 577,455 shares of Common Stock, respectively, representing 8.3%, 0.5% and 0.3% of the outstanding Common Stock, respectively. Messrs. Gross, Kaplan and Ressler are principals of Apollo Advisors and each disclaims beneficial ownership of the indicated shares. Also see the Schedule 13D filed on behalf of the Apollo Investors with the Securities and Exchange Commission.

 (5) Blackstone Management Associates II L.L.C. ("Blackstone Associates") serves as general partner for each of Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II L.P. and Blackstone Family Investment Partnership II L.P. (collectively, the "Blackstone Investors"), which directly own 6,611,545, 1,962,385 and 657,938 shares of the outstanding Common Stock, respectively, representing 3.5%, 1.0% and 0.4% of the outstanding Common Stock, respectively. Mr. Lipson is Senior Managing Director of Blackstone Associates and disclaims beneficial ownership of the indicated shares. Also see the Schedule 13D filed on behalf of the Blackstone Investors with the Securities and Exchange Commission.

 (6) Includes 119,413 shares of Common Stock that may be acquired on the exercise of options.

 (7) Includes 343,514 shares of Common Stock that may be acquired on the exercise of options.

 (8) Includes 196,667 shares of Common Stock that may be acquired on the exercise of options.

 (9) Includes 92,180 shares of Common Stock that may be acquired on the exercise of options.

(10) Includes (i) 17,119,579 shares beneficially owned by the Apollo Investors, and (ii) 35,000 shares that may be acquired on the exercise of options by each of Messrs. Gross, Kaplan and Ressler. Each of Messrs. Gross, Kaplan and Ressler disclaims beneficial ownership of shares owned by Apollo.

(11) Includes (i) 1,000,000 shares of Common Stock that are beneficially owned by an affiliate of Mr. Lehmann and (ii) 52,500 shares of Common Stock that may be acquired on the exercise of options.

(12) Includes (i) 9,231,868 shares beneficially owned by the Blackstone Investors, and (ii) 35,000 shares that may be acquired on the exercise of options. Mr. Lipson disclaims beneficial ownership of such shares.

(13) Includes 35,000 shares of Common Stock that may be acquired on the exercise of options.

(14) Includes 96,267 shares of Common Stock that may be acquired on the exercise of options by an executive officer who is not a named officer.

EXECUTIVE OFFICERS

     The executive officers of the Company serve at the pleasure of the Board and are subject to annual appointment by the Board of Directors at its first meeting following the annual meeting of stockholders. All of the Company's executive officers are listed in the following table, and certain information concerning those officers who are not also members of the Board follows the table:

NAME                                        AGE                      POSITION HELD
----                                        ---                      -------------
Thomas H. Van Weelden.....................  44     Chairman of the Board of Directors, President and
                                                   Chief Executive Officer
Michael G. Hannon.........................  44     Vice President -- Mergers & Acquisitions
Peter S. Hathaway.........................  43     Vice President and Chief Accounting Officer
Steven M. Helm............................  51     Vice President -- Legal and Corporate Secretary
Larry D. Henk.............................  39     Vice President and Chief Operating Officer
Henry L. Hirvela..........................  47     Vice President and Chief Financial Officer
Donald W. Slager..........................  37     Vice President -- Operations

     Biographical information regarding Mr. Van Weelden appears in the biographical information regarding the Nominees. See "-- Election of Directors-Nominees."

     Michael G. Hannon has served as Vice President -- Mergers & Acquisitions since April 1994. From 1975 to 1993, Mr. Hannon was employed by Laidlaw Waste Systems, Inc. ("Laidlaw") where he held a variety of management positions. His most recent position at Laidlaw was that of Regional Vice President, with overall responsibility for Laidlaw's 24 Midwestern waste service operations having annual revenues in excess of $100 million. Prior to holding that position, Mr. Hannon held positions in Mergers & Acquisitions and served as Controller.

     Peter S. Hathaway has served as Chief Accounting Officer since February 1995 and Vice President since May 1996. From May 1996 through April 1997, Mr. Hathaway also served as Treasurer. From September 1991 through 1994 he was employed by BFI as Controller and Finance Director for certain Italian operations holding responsibilities for the acquisition, reorganization and integration, controller, and financing functions of a $100 million joint venture. From 1979 through September 1991, Mr. Hathaway served in the audit division of Arthur Andersen LLP ("Arthur Andersen") in Colorado, Italy and Connecticut, most recently in the position of Senior Manager.

     Steven M. Helm has served as Vice President -- Legal and Corporate Secretary of the Company since May 1996. Prior to joining the Company, Mr. Helm was an attorney in private practice in Illinois.

     Larry D. Henk has served as Vice President of Operations since June 1994. Mr. Henk was promoted to Chief Operating Officer in February 1998. Mr. Henk joined the Company in January 1992, as General Manager of R.18, when it was acquired by the Company. Prior to joining the Company, Mr. Henk served as General Manager of R.18 since 1991 and General Manager of Environmental Development Corporation from 1987 until its acquisition by the Company in July 1992.

     Henry L. Hirvela has served as Vice President and Chief Financial Officer of the Company since May 1996. From September 1995 through February 1996 he served as Chief Financial Officer for Power Computing Corporation. Prior to joining Power Computing, Mr. Hirvela was employed by BFI since 1988 as Vice President -- Treasurer with responsibilities for the company's global finance and cash management functions. From 1981 until 1988 Mr. Hirvela worked for Texas Eastern Corporation, a diversified international energy company, in a number of management positions including Assistant Treasurer and Manager -- Corporate Development. Prior to joining Texas Eastern Corporation, Mr. Hirvela worked for Bank of America as an operations officer in San Diego, California.

     Donald W. Slager has served as Vice President -- Operations of the Company since his promotion from Assistant Vice President -- Operations in February 1998. Prior to this, Mr. Slager served as Regional Vice President of the West Region from June 1996 to June 1997. Mr. Slager also served as District Manager for the Chicago Metro District since 1993. Before Allied's acquisition of National Waste Services in 1993, he served as General Manager from 1991-1993 and in other management positions since 1986.

EXECUTIVE COMPENSATION

     Summary of Compensation. The following table provides certain summary information concerning compensation paid or accrued during the fiscal years ended December 31, 1998, 1997 and 1996 to the Company's Chief Executive Officer and to each of the five other most highly compensated executive officers serving at the end of the fiscal year ended December 31, 1998 (the "Named Executive Officers"):

                                                                                     SECURITIES
                                                                                     UNDERLYING
                                                       ANNUAL COMPENSATION             AWARDS
                                                ----------------------------------   ----------
                                                                                     SECURITIES
                                                                                     UNDERLYING
                                                                      OTHER ANNUAL    OPTIONS      ALL OTHER
NAME AND POSITION                         YEAR   SALARY     BONUS     COMPENSATION   SARS(1)(#)   COMPENSATION
-----------------                         ----  --------   --------   ------------   ----------   ------------
Thomas H. Van Weelden...................  1998  $700,000   $573,000     $     --           --      $  152,572(2)
  Chairman of the Board of Directors,     1997   500,000    523,000           --      477,825         152,573(2)
  President and Chief Executive Officer   1996   357,345    120,000           --      600,000              --
Roger A. Ramsey.........................  1998   710,769    700,000           --           --       4,648,352(3)
  Former Chairman of the Board of         1997   500,000    640,000           --      240,325         148,352(2)
  Directors                               1996   348,803    120,000           --      600,000              --
Steven M. Helm..........................  1998   275,000    220,000           --       40,000              --
  Vice President -- Legal and Corporate   1997   225,000    215,000           --      187,090              --
  Secretary                               1996   180,000     85,000           --       20,000              --
Larry D. Henk...........................  1998   337,500    337,500           --      200,000              --
  Vice President and Chief Operating      1997   260,000    265,000           --      155,200              --
  Officer                                 1996   197,700     85,000           --       40,000              --
Henry L. Hirvela........................  1998   337,500    337,500           --      150,000              --
  Vice President and Chief Financial      1997   275,000    255,000           --      225,000         100,005(4)
  Officer                                 1996   157,827     85,000           --      100,000              --
Donald W. Slager........................  1998   225,000    180,000           --      110,000              --
  Vice President -- Operations            1997   174,262    197,657           --       96,533          96,650(5)
                                          1996   132,904     40,000           --       20,000              --

---------------
(1) See "-- Option Grants in Last Fiscal Year," for certain information regarding options granted during the fiscal year ended December 31, 1998.

(2) Consists of interest forgiven by the Company related to promissory notes issued in 1996. See "Certain Relationships and Related Transactions."

(3) In connection with his resignation as Executive Chairman of the Board of Directors in December 1998, Allied bought out Mr. Ramsey's employment agreement with the Company for $4.5 million ($3 million was paid in December 1998 and the remaining $1.5 million of this amount will be paid ratably over the next five years). In addition, amount includes $148,352 of interest forgiven by the Company related to promissory notes issued in 1996 (see "Certain Relationships and Related Transactions").

(4) Consists of $100,005 paid by the Company as reimbursement for certain relocation expenses.

(5) Consists of $95,650 paid by the Company as reimbursement for certain relocation expenses.

     Supplemental Executive Retirement Plan. The Company maintains a Supplemental Retirement Plan for Roger A. Ramsey, which provides for the payment of a monthly benefit (expressed in the form of a joint and 100% survivor life annuity) beginning July 1, 1999 in the amount of $25,000 per month. Upon the request of Mr. Ramsey, and with the consent of the Company, the benefit may be paid on any other date, and in any other form (including a lump sum) which is the actuarial equivalent of the joint and survivor form. To facilitate the funding of its obligations under the Plan, the company implemented a Supplemental Retirement Trust, of which a national bank is the current Trustee. The Trust is to become irrevocable in the event of a change of control.

     Option Grants in Last Fiscal Year. The following table provides certain information with respect to options granted to the Chief Executive Officer and to each of the Named Executive Officers during the fiscal year ended December 31, 1998 under the Incentive Plans:

                                                                                               REALIZABLE VALUE AT
                                                                                              ASSUMED ANNUAL RATES
                                                       PERCENT OF                                OF STOCK PRICE
                                        NUMBER OF        TOTAL                                  APPRECIATION FOR
                                       SECURITIES     OPTIONS/SARS   EXERCISE                    OPTION TERM(2)
                                       UNDERLYING      GRANTED TO     OR BASE                 ---------------------
                                      OPTIONS/SARS    EMPLOYEES IN     PRICE     EXPIRATION      5%          10%
         NAME AND POSITION            GRANTED(#)(1)   FISCAL YEAR    ($/SHARE)      DATE         ($)         ($)
         -----------------            -------------   ------------   ---------   ----------   ---------   ---------
Thomas H. Van Weelden...............          --          --              --            --           --          --
  President and Chief Executive
  Officer

Roger A. Ramsey.....................          --          --              --            --           --          --
  Former Chairman of the Board of
  Directors

Steven M. Helm......................      40,000(3)        2%         21.063      12/29/08      529,844   1,342,728
  Vice President -- Legal and
  Corporate Secretary

Larry D. Henk.......................     150,000(3)        6%         21.063      12/29/08    1,986,914   5,035,230
  Vice President and                      50,000(4)        2%         21.188      02/26/08      666,235   1,688,371
  Chief Operating Officer

Henry L. Hirvela....................     150,000(3)        6%         21.063      12/29/08    1,986,914   5,035,230
  Vice President and Chief Financial
  Officer

Donald W. Slager....................      80,000(3)        3%         21.063      12/29/08    1,059,687   2,685,456
  Vice President -- Operations            30,000(4)        1%         21.188      02/26/08      399,741   1,013,023

---------------
 *  Does not exceed one percent

(1) Each option granted under the Incentive Plans becomes immediately exercisable on the occurrence of a Change in Control (as defined in the Incentive Plans). No stock appreciation rights were granted during 1998.

(2) Because the exercise price of all options equals or exceeds the market price per share of Common Stock on the date of grant, the potential realizable value of the options assuming 0% stock price appreciation is zero.

(3) These options vest in three equal annual installments beginning on December 29, 1999.

(4) These options vest in three equal annual installments beginning on February 26, 1999.

     Aggregated Option Exercises in Last Fiscal Year and Fiscal Year Ended Option Values. The following table provides certain information with respect to options exercised during the fiscal year ended December 31, 1998 by the Chief Executive Officer and each of the Named Executive Officers listed in the preceding tables:

                                                                    NUMBER OF                    VALUE OF
                                                              SECURITIES UNDERLYING            UNEXERCISED
                                                                   UNEXERCISED                 IN-THE-MONEY
                                  SHARES                          OPTIONS/SARS               OPTIONS/SARS AT
                                ACQUIRED ON      VALUE        AT FISCAL YEAR-END(#)       FISCAL YEAR-END($)(1)
NAME                            EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                            -----------   -----------   -------------------------   --------------------------
Thomas H. Van Weelden.........        --              --     884,407         515,593    $14,399,088    $7,091,621
Roger A. Ramsey...............    85,000      $2,055,938     939,407         375,593     15,576,589     5,296,621
Steven M. Helm................        --              --      71,994         193,006      1,055,854     2,216,375
Larry D. Henk.................        --              --     279,140         334,160      5,073,758     2,384,179
Henry L. Hirvela..............        --              --     115,000         360,000      1,629,375     3,283,125
Donald W. Slager..............        --              --      54,207         191,893        890,183     1,419,752

---------------
(1) Calculated by multiplying the number of shares underlying outstanding in-the-money options by the difference between the closing sales price of the Common Stock on December 31, 1998 ($23.63 per share) and the exercise price, which ranges between $4.27 and $21.19 per share. Options are in-the-money if the fair market value of the underlying Common Stock exceeds the exercise price of the option.

     Employment Agreements. The Company has entered into Executive Employment Agreements with certain Named Executive Officers. The Executive Employment Agreement of Mr. Van Weelden provides a base salary of $900,000 and a primary term from January 1, 1999 to January 1, 2002 and is automatically extended after each year of employment such that three years remain on the term of the agreement on each anniversary date. The Executive Employment Agreements of Messrs. Helm, Henk, Hirvela and Slager provide for base salaries ranging from $225,000 to $275,000, and a primary term which expires in 2000 that is automatically renewed for successive two-year terms. If the Executive Employment Agreements are terminated by the employee for Good Reason (as defined in the Executive Employment Agreement), or by the Company without Cause (as defined in the Executive Employment Agreement), the base salary on the date of termination and an amount equal to the largest annual bonus paid to the employee out of the last three years preceding the date of termination will be paid until expiration of the term of the Executive Employment Agreement. If the Executive Employment Agreements are terminated by the employee for Good Reason or by the Company without Cause and a Change in Control (as defined in the Executive Employment Agreement) has occurred within the two years preceding the date of termination, the Company is obligated to pay an amount equal to the sum of two times the base salary on the date of termination and the bonus paid for the previous year. The Company has also entered into an Employment Agreements with Michael G. Hannon and Peter S. Hathaway which provide for base salaries ranging from $190,000 to $195,000, as well as terms and severance arrangements similar to those found in the Executive Employment Agreements of the Named Executive Officers.

     Compensation Committee Interlocks and Insider Participation. Messrs. Lehmann, Lipson and Ressler served on the Compensation Committee in 1998. No member of the Compensation Committee has ever served as an executive officer of the Company.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

     Under the supervision of the Compensation Committee, the Company has developed and implemented compensation policies, plans and programs designed to enhance the profitability of the Company, and therefore stockholder value, by aligning closely the financial interests of the Company's senior executives with those of its stockholders. Therefore, executive compensation is related to the financial performance of the Company and consists of the following elements: base compensation, cash bonus and incentive stock benefits ("Incentive Awards").

     Executive base compensation for senior executives (including the Chief Executive Officer and the Named Executive Officers) is intended to be competitive with that paid in comparably situated industries and to provide a reasonable degree of financial security and flexibility to those individuals who the Board regards as adequately performing the duties associated with the various senior executive positions. In furtherance of this objective, the Compensation Committee periodically, though not necessarily annually, reviews the salary levels of a sampling of solid waste management companies that are regarded by the Compensation Committee as having sufficiently similar financial and operational characteristics to provide a reasonable basis for comparison. Although the Compensation Committee does not attempt to specifically tie executive base pay to that offered by any particular sampling of companies, the review provides a useful gauge in administering the Company's base compensation policy. In general, however, the Compensation Committee considers the credentials, length of service, experience, and consistent performance of each individual senior executive when setting compensation levels. To ensure retention of qualified management, the Company has entered into employment agreements with its key management personnel. The employment agreements establish annual base salary amounts that the Compensation Committee may increase, based on the foregoing criteria.

     The Compensation Committee evaluated the experience, length of service and the general success of the Company's operations in determining the Chief Executive Officer's compensation for 1999. The Compensation Committee also considered the Company's growth through its acquisition strategy, revenues, and realization of operational efficiencies in 1998. The Compensation Committee noted that the Company achieved significant growth in revenues, cash flow, earnings per share and shareholder return on equity, before consideration of extraordinary items and acquisition related charges, in 1997, as compared to 1996, and that the completion of the acquisition of the solid waste management operations of Laidlaw Inc. in December 1996 (the "Laidlaw Acquisition") had significantly increased the size, revenues and scope of operations of the Company. Based on these factors, the Committee increased the salary of the Chief Executive Officer to $900,000 for 1999.

     Annual cash bonuses reflect a policy of requiring a certain level of Company financial performance for the year before any cash bonuses are earned by senior executives. In setting such performance criteria, the Compensation Committee considers the total compensation payable or potentially available to the Chief Executive Officer and other senior executives, including the Named Executive Officers. The Compensation Committee has tied potential bonus compensation to performance factors, including the officer's efforts and contributions towards obtaining Company goals, the Company's overall growth, and the results of the officer's efforts in achieving Company growth. Based on the Company's significantly improved financial performance in 1998, as reflected in significant increases in revenues, cash flow, earnings per share and shareholder return on equity, before consideration of extraordinary items, acquisition related and unusual costs and asset impairments, the Compensation Committee awarded a bonus of $573,000 to the Chief Executive Officer.

     The Incentive Plans are intended to provide key employees, including the Chief Executive Officer and the other executive officers of the Company and its subsidiaries with a continuing proprietary interest in the Company, with a view to increasing the interest in the Company's welfare of those personnel who share the primary responsibility for the management and growth of the Company. Moreover, the Incentive Plans provide a significant non-cash form of compensation, which is intended to benefit the Company by enabling it to continue to attract and to retain qualified personnel.

     The Compensation Committee is authorized to make Incentive Awards under the Incentive Plans to key employees, including officers (whether or not they are also directors) of the Company and its subsidiaries. Although the Incentive Awards are not based on any one criteria, the Committee considers:

          (i) management's ability to implement the Company's strategy of geographic expansion through acquisition followed by successful integration and assimilation of the acquired companies;

          (ii) margin maintenance and improvements achieved through management's realization of operational efficiencies, as well as revenue and earnings growth; and

          (iii) the attainment of personal performance goals established for certain employees as well as district and company-wide performance goals.

     The Compensation Committee also uses Incentive Awards as a form of compensation in lieu of providing salary increases, based on its view that Incentive Awards provide a more effective incentive for management performance than cash payments and the salaries and bonuses paid to the Company's executives are somewhat lower than those paid by other companies in the industry.

     The Management Development and Compensation Committee of the Board of Directors.

           Nolan Lehmann
           Howard Lipson
           Antony P. Ressler

PERFORMANCE GRAPH

     The following performance graph compares the performance of the Common Stock to the Nasdaq Composite Index, the Standard & Poor's 500 Stock Index and to an index of peer companies selected by the Company. The graph covers the period from December 31, 1993 to December 31, 1998. The graph assumes that the value of the investment in the Common Stock and each index was $100 at December 31, 1993 and that all dividends were reinvested.
Performance Graph

                                           ALLIED WASTE          NASDAQ COMPOSITE     STANDARD & POORS 500
                                      INDUSTRIES, INC. INDEX          INDEX               STOCK INDEX          PEER GROUP INDEX
                                      ----------------------     ----------------     --------------------     ----------------
'1993'                                         100.0                  100.0                  100.0                  100.0
'1994'                                          76.2                   97.6                  101.3                  104.7
'1995'                                         135.7                  137.1                  139.4                  149.0
'1996'                                         176.2                  168.9                  171.4                  218.3
'1997'                                         444.1                  206.7                  228.6                  276.8
'1998'                                         450.0                  289.9                  293.9                  307.0

                                         12/31/93   12/30/94   12/29/95   12/31/96   12/31/97   12/31/98
                                         --------   --------   --------   --------   --------   ---------
Allied Waste Industries, Inc. .........  $  5.25    $  4.00    $  7.13    $  9.25    $ 23.31    $   23.63
Index..................................    100.0       76.2      135.7      176.2      444.1        450.0
                                         -------    -------    -------    -------    -------    ---------
Nasdaq Composite Index.................  $343.61    $335.24    $471.17    $580.39    $710.36    $  996.16
Index..................................    100.0       97.6      137.1      168.9      206.7        289.9
                                         -------    -------    -------    -------    -------    ---------
Standard & Poor's......................  $466.45    $459.27    $615.93    $740.74    $970.43    $1,229.23
500 Stock Index........................    100.0      101.3      139.4      171.4      228.6        293.9
                                         -------    -------    -------    -------    -------    ---------
Peer Group:
BFI....................................  $ 25.75    $ 28.38    $ 29.38    $ 26.25    $ 37.00    $   28.44
Waste Management, Inc.(1)..............    11.38      11.38      18.88      31.88      39.25        46.63
                                         -------    -------    -------    -------    -------    ---------
Total..................................  $ 37.13    $ 39.76    $ 48.26    $ 58.13    $ 76.25    $   75.07
                                         -------    -------    -------    -------    -------    ---------
Index..................................    100.0      104.7      149.0      218.3      276.8        307.0
                                         -------    -------    -------    -------    -------    ---------

---------------
(1) During 1998, USA Waste Services, Inc. acquired WMX Technologies, Inc. in a business combination accounted for as a pooling-of-interests and changed the name of the newly formed company to Waste Management, Inc. The stock prices used in the performance graph are the quoted price for USA Waste Services, Inc. for 1993 through 1997 and for Waste Management, Inc. for 1998. As a result of its acquisition, WMX Technologies, Inc. has been removed from Allied's peer group.

     During 1998, the Company was added to the Standard & Poor's 500 Stock Index; and, as a result of the Company's listing on the NYSE, the Company is no longer included in the Nasdaq Composite Index. Therefore, the Company will compare its total return to the Standard & Poor's 500 Stock Index and, in the future, not the Nasdaq Composite Index. The Nasdaq Composite Index is included in the 1998 performance graph for comparative purposes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company enters into transactions with related parties only with the approval of a majority of the independent and disinterested members of the Board and only on terms the Company believes to be comparable to or better than those that would be available from unaffiliated parties. In the Company's view, all of the transactions described below meet that standard.

     In consideration of the acquisition of R.18 in January 1992, the Company and Thomas H. Van Weelden entered into a non-competition agreement which provided for the payment to Mr. Van Weelden of an annual fee of $25,000 through February 1997. Prior to the Company's acquisition of Environmental Development Corporation ("EDC"), Mr. Van Weelden, certain of his affiliates and certain other persons entered into an agreement with EDC pursuant to which EDC is obligated to pay an aggregate of $5.6 million on the issuance of a permit entitling EDC or its subsidiaries to operate a non-hazardous solid waste landfill comprising at least 7,000,000 cubic yards of airspace on a tract of land formerly owned by such parties. In April 1995, this permit was issued and the $5.6 million obligation was remitted to the aforementioned parties in the form of cash and promissory notes. Thomas H. Van Weelden, Larry D. Henk and James G. Van Weelden received $1,204,875, $187,250 and $655,375, respectively, in four-year promissory notes bearing interest at 12% per year. All promissory notes issued in connection with this permit were repaid in April 1998.

     Thomas H. Van Weelden and Roger A. Ramsey have loans of $2.3 million and $2.2 million, respectively, from the Company pursuant to promissory notes which are due in June 2001, bearing interest at a rate of 6.625% per year and are secured by the pledge of 246,154 shares of Common Stock purchased from the Company at the then market price with the proceeds from the loans in 1996. In connection with these loans, the Company forgave interest due from Mr. Thomas H. Van Weelden and Mr. Roger A. Ramsey in 1997 and 1998.

     James G. Van Weelden is employed by the Company and received $311,600 in employment compensation for the year ended December 31, 1998. James G. Van Weelden is a brother of Thomas H. Van Weelden.

     Edward L. Van Weelden was employed by the Company through July 1998 and received $176,943 in salary and commissions through that date. In August 1998, Edward L. Van Weelden resigned and entered in to a separation agreement with the Company (which included certain non-competition arrangements), pursuant to which the Company paid him $651,900. In addition, the Company sold certain assets to Edward L. Van Weelden for approximately $1.5 million, which approximated the fair value of these assets. No gain or loss was recognized on this transaction. Edward L. Van Weelden is a brother of Thomas H. Van Weelden.

     In December 1998, Roger A. Ramsey resigned as Executive Chairman of the Board of Directors. In connection with his resignation, Allied bought out Mr. Ramsey's employment agreement with the Company for $4.5 million ($1.5 million of this amount will be paid ratably over the next five years). Additionally, the Board determined that Mr. Ramsey's current options to buy Common Stock will continue to vest under the terms which they were initially granted.

     As noted previously, the Company has various agreements with the Apollo/Blackstone Investors relating to their original investment in the Company in 1997 and to their proposed purchase of equity securities of the Company in connection with the pending acquisition of BFI in 1999. These agreements, among other things, grant the Apollo/Blackstone Investors certain rights to representation on the Board and to register the securities of the Company they hold, and also govern the voting of these Company securities.

AUDITORS

     Arthur Andersen, certified public accountants, have served as the independent auditors of the Company for a number of years. While management anticipates that this relationship will continue to be maintained during 1999 and subsequent years, it is not proposed that any formal action be taken at the meeting with respect to the continued employment of Arthur Andersen. Representatives of Arthur Andersen plan to attend the Annual Meeting and will be available to answer appropriate questions. These representatives will also have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on a review of the forms the Company has received or prepared, the Company believes that during the year ended December 31, 1998, all filing requirements applicable to the Directors, officers and greater than 10% stockholders were met except Brian A. O'Leary, who was a Director through May 27, 1998, was late in filing one report on Form 5.

MISCELLANEOUS MATTERS

     The annual report to stockholders covering the fiscal year ended December 31, 1998 is included with this proxy statement. Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the 2000 Annual Meeting of stockholders is required to submit such proposals to the Company on or before December 31, 1999.

     The Company's Board of Directors is not aware of any other business to be considered or acted upon at the Annual Meeting other than those described above. If other business requiring a vote of stockholders is properly presented at the Annual Meeting, proxies will be voted in accordance with the judgment on such matters of the person or persons acting as proxy. If any matter not appropriate for action at the Annual Meeting should be presented, the holders of the proxies will vote against consideration thereof or action thereon.

                                          By Order of the Board of Directors,

                                          /s/ Thomas H. Van Weelden

                                          Thomas H. Van Weelden
                                          Chairman of the Board,
                                          President and
                                          Chief Executive Officer

                          ALLIED WASTE INDUSTRIES, INC.
              PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 26 1999

         The undersigned hereby appoints Thomas H. Van Weelden and Steven M. Helm as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this proxy card, all shares of Common Stock of Allied Waste Industries, Inc. (the "Company") held of record by the undersigned on April 28, 1999, at the Annual Meeting of Stockholders to be held on May 26, 1999, or any adjournment thereof.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!
                         ANNUAL MEETING OF STOCKHOLDERS
                          ALLIED WASTE INDUSTRIES, INC.

                                  May 26, 1999

               --Please Detach and Mail in the Envelope Provided--

                PLEASE MARK YOUR PROXY CARD AS IN THIS EXAMPLE.


          A /x/ VOTES

1. Election of Directors

NOMINEES: Thomas H. Van Weelden, Roger A. Ramsey, Nolan Lehmann, Michael Gross, David B. Kaplan, Antony P. Ressler, Howard A. Lipson, Dennis Hendrix, Warren B. Rudman, Vincent Tese

/  /___________________________ FOR     /  /__________________________WITHHELD

For, except vote withheld from the following nominees:

         _____________________________

2. Approval of the Conversion into Common Stock of the Senior Convertible Preferred Stock

    / / FOR                  / / AGAINST               / / ABSTAIN

3. Amendment to the 1994 Amended and Restated Non-Employee Director Stock Option Plan

    / / FOR                  / / AGAINST               / / ABSTAIN

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NAMED DIRECTORS AND IN FAVOR OF PROPOSALS 2 AND 3.

STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.


SIGNATURE(S)                                    DATE

___________________________________             ________________________________

NOTE: Please sign exactly as name or names hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.